Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2024 RESULTS

•Fourth quarter net income attributable to Rayonier of $327.1 million ($2.15 per share), pro forma net income of $41.1 million ($0.27 per share), and Adjusted EBITDA of $115.1 million
•Full-year net income attributable to Rayonier of $359.1 million ($2.39 per share), pro forma net income of $69.9 million ($0.47 per share), and Adjusted EBITDA of $298.8 million
•Closed $495 million of previously announced Large Dispositions during the fourth quarter
•Since November 2023 announcement of Initiatives to Enhance Shareholder Value, completed $737 million of Large Dispositions, returned over $110 million of capital to shareholders in the form of special cash dividends and share repurchases, and reduced Net Debt to 2024 Adjusted EBITDA to 2.6x (as of 12/31/2024)
•Delivered significant growth in Land-Based Solution business—year-end pipeline of ~39,000 acres under solar option and ~154,000 acres under carbon capture and storage (CCS) lease*
WILDLIGHT, FL — February 5, 2025 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $327.1 million, or $2.15 per share, on revenues of $726.3 million. This compares to net income attributable to Rayonier of $126.9 million, or $0.85 per share, on revenues of $467.4 million in the prior year quarter.
The fourth quarter results included $291.1 million of income from Large Dispositions,1 a $1.6 million gain from the termination of a cash flow hedge,2 $1.6 million of net costs associated with legal settlements,3 and $1.1 million of restructuring charges.4 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,5 fourth quarter pro forma net income6 was $41.1 million, or $0.27 per share, on pro forma revenues6 of $231.3 million. This compares to pro forma net income6 of $25.4 million, or $0.17 per share, on pro forma revenues of $225.2 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2024		December 31, 2023
	$	EPS	$	EPS

Revenues	$726.3		$467.4
Large Dispositions[1]	(495.0)		(242.2)
Pro forma revenues[6]	$231.3		$225.2

Net income attributable to Rayonier	$327.1	$2.15	$126.9	$0.85
Large Dispositions[1]	(291.1)	(1.88)	(105.1)	(0.70)
Gain from terminated cash flow hedge[2]	(1.6)	(0.01)	—	—
Net cost (recovery) on legal settlements[3]	1.6	0.01	(0.2)	—
Restructuring charges[4]	1.1	0.01	—	—
Pension settlement charge[7]	—	—	2.0	0.01
Pro forma net income adjustments attributable to noncontrolling interests[5]	3.9	—	1.7	—
Pro forma net income[6]	$41.1	$0.27	$25.4	$0.17

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Fourth quarter operating income was $346.2 million versus $145.2 million in the prior year period. Fourth quarter operating income included $291.1 million of income from Large Dispositions1 and $1.1 million of restructuring charges.4 Excluding these items, pro forma operating income6 was $56.3 million. This compares to pro forma operating income6 of $40.1 million in the prior year period. Fourth quarter Adjusted EBITDA6 was $115.1 million versus $93.7 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss),6 and Adjusted EBITDA6 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[6]		Adjusted EBITDA[6]
(millions of dollars)	2024	2023	2024	2023	2024	2023
Southern Timber	$18.0	$13.7	$18.0	$13.7	$34.7	$32.0
Pacific Northwest Timber	(1.3)	(2.5)	(1.3)	(2.5)	6.0	6.2
New Zealand Timber	14.2	6.8	14.2	6.8	20.0	12.1
Real Estate	326.1	137.9	35.0	32.8	63.4	53.5
Trading	(0.1)	0.1	(0.1)	0.1	(0.1)	0.1
Corporate and Other	(10.6)	(10.8)	(9.4)	(10.8)	(9.0)	(10.3)
Total	$346.2	$145.2	$56.3	$40.1	$115.1	$93.7

Overview of Full-Year Results: Full-year 2024 net income attributable to Rayonier was $359.1 million, or $2.39 per share, on revenues of $1.3 billion. This compares to net income attributable to Rayonier of $173.5 million, or $1.17 per share, on revenues of $1.1 billion in the prior year.
Full-year results included $291.1 million of income from Large Dispositions,1 $8..0 million of net recoveries on legal settlements,3 a $1.6 million gain from the termination of a cash flow hedge,2 a $4.8 million pension settlement charge,7 $1.6 million of costs related to disposition initiatives,8 and $1.1 million of restructuring charges.4 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,5 full-year pro forma net income6 was $69.9 million, or $0.47 per share, on pro forma revenues6 of $768.0 million. This compares to pro forma net income6 of $53.5 million, or $0.36 per share, on pro forma revenues6 of $814.7 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes the full-year and comparable prior year period results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2024		December 31, 2023
	$	EPS	$	EPS

Revenues	$1,263.0		$1,056.9
Large Dispositions[1]	(495.0)		(242.2)
Pro forma revenues[6]	$768.0		$814.7

Net income attributable to Rayonier	$359.1	$2.39	$173.5	$1.17
Large Dispositions[1]	(291.1)	(1.91)	(105.1)	(0.70)
Net recovery on legal settlements[3]	(8.0)	(0.05)	(20.7)	(0.14)
Gain from terminated cash flow hedge[2]	(1.6)	(0.01)	—	—
Pension settlement charge[7]	4.8	0.03	2.0	0.01
Costs related to disposition initiatives[8]	1.6	0.01	—	—
Restructuring charges[4]	1.1	0.01	—	—
Timber write-offs resulting from casualty events[9]	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests[5]	3.9	—	1.5	—
Pro forma net income[6]	$69.9	$0.47	$53.5	$0.36

Full-year operating income was $402.5 million versus $211.3 million in the prior year. Full-year operating income included $291.1 million of income from Large Dispositions,1 $1.6 million of costs related to disposition initiatives,8 and $1.1 million of restructuring charges.4 Excluding these items, full-year pro forma operating income6 was $114.1 million. This compares to pro forma operating income6 of $108.5 million in the prior year. Full-year Adjusted EBITDA6 was $298.8 million versus $296.5 million in the prior year.
The following table summarizes operating income (loss), pro forma operating income (loss)6 and Adjusted EBITDA6 for the full-year and comparable prior year period:

	Year Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[6]		Adjusted EBITDA[6]
(millions of dollars)	2024	2023	2024	2023	2024	2023
Southern Timber	$77.9	$76.3	$77.9	$76.3	$151.3	$156.2
Pacific Northwest Timber	(6.3)	(9.0)	(6.3)	(9.0)	25.4	27.9
New Zealand Timber	33.5	26.0	33.5	28.3	53.8	50.0
Real Estate	340.4	156.6	49.3	51.5	106.8	99.3
Trading	(0.1)	0.5	(0.1)	0.5	(0.1)	0.5
Corporate and Other	(42.9)	(39.1)	(40.2)	(39.1)	(38.4)	(37.4)
Total	$402.5	$211.3	$114.1	$108.5	$298.8	$296.5

Full-year cash provided by operating activities was $261.6 million versus $298.4 million in the prior year period. Full-year cash available for distribution (CAD)6 was $183.7 million, which increased $19.8 million versus the prior year period due to lower cash interest paid (net) ($16.9 million), higher Adjusted EBITDA6 ($2.3 million), and lower capital expenditures ($1.7 million), partially offset by higher cash taxes paid ($1.1 million).
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“Our full-year 2024 financial performance demonstrates our resilience and nimble execution amid persistent market headwinds,” said Mark McHugh, President and CEO. “We were pleased to finish the year with strong fourth quarter financial results, which allowed us to deliver full-year Adjusted EBITDA of $298.8 million—roughly 3% above the high end of our prior guidance range. Our outperformance versus expectations in the fourth quarter was driven primarily by extraordinarily strong results in our Real Estate segment, which delivered Adjusted EBITDA for the quarter of $63.4 million on roughly 7,800 acres sold. Notably, our Real Estate segment achieved a weighted-average price per acre for the quarter of roughly $7,200 (excluding Improved Development and Large Dispositions), demonstrating our team’s ability to optimize the value of our portfolio by generating significant HBU premiums above timberland value.”
“We further advanced several important strategic initiatives throughout the year, including growing our Land-Based Solutions business, accelerating value creation in our Real Estate business, and demonstrating significant progress on our disposition and capital structure realignment plan. To date, we’ve closed on roughly $737 million of dispositions (~74% of our $1 billion target), which has allowed us to meaningfully reduce leverage and return over $110 million of capital to shareholders in the form of special cash dividends and share repurchases. In sum, I’m proud of how our team was able to navigate challenging market conditions throughout the year to deliver strong financial results while also maintaining a relentless focus on driving shareholder value creation.”
“Turning to our fourth quarter results, we achieved total Adjusted EBITDA of $115.1 million—an increase of 23% versus the prior year period. The increase in Adjusted EBITDA versus the prior year quarter was driven primarily by stronger results in our Southern Timber, New Zealand Timber, and Real Estate segments, partially offset by slightly lower results in our Pacific Northwest Timber segment.”
“In our Southern Timber segment, Adjusted EBITDA improved 8% versus the prior year quarter, as higher non-timber income was partially offset by a 15% reduction in weighted-average net stumpage realizations and 3% lower harvest volumes. In our Pacific Northwest Timber segment, Adjusted EBITDA declined 2% versus the prior year quarter, as a 9% decrease in weighted-average log prices and 3% lower harvest volumes were partially offset by favorable costs. In New Zealand Timber, Adjusted EBITDA improved 66% versus the prior year quarter, primarily driven by favorable foreign exchange impacts and a 15% increase in harvest volumes. Lastly, in our Real Estate segment, Adjusted EBITDA increased 18% relative to the prior year quarter, driven by the closing of several key rural HBU and development transactions. Notably, weighted-average per-acre prices in our Real Estate segment were more than double the prices achieved in the prior year period, reflecting the high quality of the transactions completed.”
Southern Timber
Fourth quarter sales of $59.1 million decreased $0.9 million, or 2%, versus the prior year period. Harvest volumes decreased 3% to 1.56 million tons versus 1.60 million tons in the prior year period, primarily due to the impact of the Large Disposition completed in the fourth quarter. Average pine sawtimber stumpage realizations decreased 14% to $24.74 per ton versus $28.84 per ton in the prior year period, primarily due to softer overall demand from sawmills coupled with increased log supply from salvage timber and an unfavorable shift in geographic mix. Average pine pulpwood stumpage realizations decreased 9% to $16.08 per ton versus $17.68 per ton in the prior year period, primarily driven by the impact of salvage volume and an unfavorable shift in geographic mix. Overall, weighted-average net stumpage realizations (including hardwood) decreased 15% to $19.30 per ton versus $22.63 per ton in the prior year period, reflecting lower pricing as well as a heavier mix of pulpwood. Non-timber sales of $15.8 million increased $7.4 million versus the prior year period, primarily driven by growth in our Land-Based Solutions business and higher pipeline easement revenues. Operating income of $18.0 million increased $4.3 million versus the prior year period due to higher non-timber income ($7.4 million), lower costs ($1.4 million), and lower depletion expense ($1.1 million), partially offset by lower net stumpage realizations ($5.2 million) and lower volumes ($0.4 million).
Fourth quarter Adjusted EBITDA6 of $34.7 million was 8%, or $2.7 million, above the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Pacific Northwest Timber
Fourth quarter sales of $24.1 million decreased $4.0 million, or 14%, versus the prior year period. Harvest volumes decreased 3% to 290,000 tons versus 298,000 tons in the prior year period, primarily due to the impact of the Large Dispositions completed in the fourth quarter. Average delivered prices for domestic sawtimber decreased 5% to $89.04 per ton versus $93.91 per ton in the prior year period due to weaker demand from domestic lumber mills and an unfavorable product mix, as a higher proportion of chip-n-saw was harvested in the current year period. Average delivered pulpwood prices increased 4% to $29.99 per ton versus $28.91 per ton in the prior year period, primarily due to improved supply/demand dynamics resulting from reduced sawmill residuals. Operating loss of $1.3 million versus operating loss of $2.5 million in the prior year period was driven by lower costs ($1.5 million), lower depletion expense ($1.1 million), and higher non-timber income ($0.2 million), partially offset by lower net stumpage realizations ($1.6 million).
Fourth quarter Adjusted EBITDA6 of $6.0 million was 2%, or $0.1 million, below the prior year period.
New Zealand Timber
Fourth quarter sales of $72.4 million increased $12.3 million, or 21%, versus the prior year period. Sales volumes increased 15% to 729,000 tons versus 632,000 tons in the prior year period. Average delivered prices for export sawtimber increased 7% to $108.09 per ton versus $100.73 per ton in the prior year period, as higher shipping costs were partially passed on to export customers through increased prices. Average delivered prices for domestic sawtimber increased 6% to $66.68 per ton versus $63.03 per ton in the prior year period. The increase in domestic sawtimber prices was driven in part by an increase in the NZ$/US$ exchange rate (US$0.61 per NZ$1.00 versus US$0.60 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 3% versus the prior year period, reflecting increased competition from export markets. Overall, net stumpage realizations improved 1% versus the prior year quarter, as elevated shipping costs largely offset higher delivered log pricing. Fourth quarter non-timber / carbon credit sales totaled $6.2 million versus $7.7 million in the prior year period, primarily due to a lower volume of carbon credits sold as compared to the prior year period. Operating income of $14.2 million increased $7.4 million versus the prior year period due to favorable foreign exchange impacts ($5.7 million), higher volumes ($1.5 million), higher net stumpage realizations ($0.5 million), lower costs ($0.4 million), and lower depletion rates ($0.3 million), partially offset by lower carbon credit income ($1.0 million).
Fourth quarter Adjusted EBITDA6 of $20.0 million was 66%, or $7.9 million, above the prior year period.
Real Estate
Fourth quarter sales of $567.2 million increased $256.7 million versus the prior year period, while operating income of $326.1 million increased $188.2 million versus the prior year period. Fourth quarter sales and operating income included $495.0 million and $291.1 million, respectively, from Large Dispositions.1 Excluding Large Dispositions,1 pro forma sales6 were $72.2 million and pro forma operating income6 was $35.0 million. Pro forma sales6 and pro forma operating income6 increased versus the prior year period as higher weighted-average prices ($8,923 per acre versus $3,320 per acre in the prior year period) were partially offset by lower acres sold (7,811 acres sold versus 20,488 acres sold in the prior year period).
Improved Development sales of $14.4 million included $13.5 million from the Heartwood development project south of Savannah, Georgia, and $0.9 million from the Wildlight development project north of Jacksonville, Florida. Sales in Heartwood included a 37.4-acre build-for-rent residential parcel for $9.1 million ($244,000 per acre), a 37.1-acre residential pod for $2.0 million ($54,000 per acre), a 7.2-acre industrial parcel for $1.7 million ($240,000 per acre), and a 7.1-acre commercial site for $0.6 million ($84,000 per acre). Sales in Wildlight consisted of a 0.9-acre commercial parcel for $0.9 million ($968,000 per acre). This compares to Improved Development sales of $10.6 million in the prior year period.
Unimproved Development sales of $12.4 million consisted of a 1,129-acre residential pod sale to a national homebuilder for $10,980 per acre. There were no Unimproved Development sales in the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Rural sales of $42.9 million consisted of 6,592 acres at an average price of $6,515 per acre. This compares to prior year period sales of $57.1 million, which consisted of 20,215 acres at an average price of $2,824 per acre.
There were no Timberland & Non-Strategic sales in the fourth quarter. This compares to prior year period sales of $0.4 million, which consisted of a 200-acre transaction for $2,000 per acre.
Fourth quarter Adjusted EBITDA6 of $63.4 million increased $9.9 million versus the prior year period.
Trading
Fourth quarter sales of $3.6 million decreased $5.3 million versus the prior year period, primarily due to lower volumes. Sales volumes of 28,000 tons decreased 63% versus the prior year period. The Trading segment generated an operating loss of $0.1 million versus operating income of $0.1 million in the prior year period.
Other Items
Fourth quarter corporate and other operating expenses of $10.6 million decreased $0.2 million versus the prior year period, as lower stock compensation expense and professional services fees were partially offset by $1.1 million of restructuring charges4 and other increased expenses. The restructuring charges were related to a workforce optimization initiative designed to reduce overhead costs following the disposition of approximately 255,000 acres of timberlands in connection with our Initiatives to Enhance Shareholder Value.
Fourth quarter interest expense of $7.3 million decreased $4.2 million versus the prior year period, primarily due to lower average outstanding debt and a $1.6 million gain from the termination of a cash flow hedge2 associated with the repayment of a $100 million term loan.
Fourth quarter income tax expense increased $4.0 million versus the prior year period, primarily due to a higher percentage of full-year income generated in the fourth quarter as compared to the prior year period.
Share Repurchases
During the fourth quarter, the Company repurchased 488,000 shares at an average price of $30.10 per share, or $14.7 million in total. In December, the Company announced a new $300 million share repurchase authorization, replacing our previous $100 million share repurchase authorization.
Outlook
In 2025, we expect to achieve net income attributable to Rayonier of $79 to $100 million, EPS of $0.51 to $0.64, and Adjusted EBITDA of $270 to $300 million. Our full-year guidance excludes the potential impact of any additional asset sales as part of the $1 billion disposition target that we announced in November 2023.
In our Southern Timber segment, we expect to achieve full-year harvest volumes of 6.9 to 7.1 million tons—a modest increase in harvest volumes versus the prior year, primarily due to the carryover of some planned 2024 volume into 2025, partially offset by reduced volume from the recent disposition in Oklahoma. Further, while we expect pine stumpage realizations to trend higher as the year progresses, we anticipate that full-year realizations will be slightly lower versus the prior year, due in part to the continued impact of salvage volume on the market. Lastly, we expect slightly lower non-timber income for full-year 2025 as compared to the prior year, which benefited from significant pipeline easement activity. Overall, we expect full-year Adjusted EBITDA of $141 to $149 million, slightly below full-year 2024 results.
In our Pacific Northwest Timber segment, we expect to achieve full-year harvest volumes of approximately 0.9 million tons, which reflects the reduction in our Pacific Northwest sustainable yield resulting from the recent dispositions in Washington. Further, we expect that full-year weighted average log pricing will increase modestly versus the prior year as a result of improving demand conditions. Overall, we expect full-year Adjusted EBITDA of $21 to $26 million, comparable to full-year 2024 results.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

In our New Zealand Timber segment, we expect full-year harvest volumes of 2.5 to 2.7 million tons. We expect that full-year domestic and export sawtimber pricing will improve modestly relative to the full-year pricing achieved in 2024 as supply-demand fundamentals continue to improve. We further anticipate a modest increase in carbon credit sales in 2025, as pricing appears to have stabilized following a period of unusual market volatility. Overall, we expect full-year Adjusted EBITDA of $54 to $60 million, up modestly versus full-year 2024 results.
Turning to our Real Estate segment, we are encouraged by the continued strong demand and value realizations for our HBU properties, and we expect another solid year in both our rural land sales program as well as our improved development projects based on our current pipeline of transactions. However, similar to 2024, we anticipate very light closing activity (and a correspondingly low Adjusted EBITDA contribution of less than $10 million) in the first quarter. Overall, we expect full-year Adjusted EBITDA of $86 to $96 million, down from the exceptionally strong full-year 2024 results.
Conference Call
A conference call and live audio webcast will be held on Thursday, February 6, 2025 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Friday, March 7, 2025, by dialing 800-876-5258 (domestic) or 203-369-3998 (international), passcode: 4080.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
* Year-end 2024 solar option acreage based on ~17,000 option acres added and ~3,000 option acres expired / terminated during the year. Year-end 2024 carbon capture and storage (CCS) pore space lease acreage based on ~154,000 lease acres added and ~26,000 lease acres expired / terminated during the year.
1"Large Dispositions" are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
2"Gain from terminated cash flow hedge" is the mark to market gain recognized in earnings when the hedged cash flows will no longer occur.
3"Net cost (recovery) on legal settlements" reflects the net gain from litigation regarding insurance claims.
4"Restructuring charges" include severance costs related to workforce optimization initiatives.
5"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
6"Pro forma net income," "Pro forma revenues (sales)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
7"Pension settlement charge" reflects the net loss recognized in connection with the termination and settlement of the Company’s pension plans.
8"Costs related to disposition initiatives" include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
9"Timber write-offs and adjustments resulting from casualty events" include the write-off and adjustments of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2024, Rayonier owned or leased under long-term agreements approximately 2.5 million acres of timberlands located in the U.S. South (1.75 million acres), U.S. Pacific Northwest (308,000 acres) and New Zealand (412,000 acres). More information is available at www.rayonier.com.
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Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any further downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third-party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability and cost of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contact:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2024 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
SALES	$726.3	$195.0	$467.4	$1,263.0	$1,056.9
Costs and Expenses
Cost of sales	(365.8)	(147.2)	(299.4)	(784.8)	(762.6)
Selling and general expenses	(16.6)	(18.3)	(20.1)	(74.4)	(74.8)
Other operating income (expense), net	2.3	(1.9)	(2.7)	(1.3)	(8.2)
OPERATING INCOME	346.2	27.6	145.2	402.5	211.3
Interest expense, net	(7.3)	(10.0)	(11.6)	(36.9)	(48.3)
Interest and other miscellaneous income (expense), net	1.6	12.8	(1.0)	10.4	20.6
INCOME BEFORE INCOME TAXES	340.5	30.4	132.6	376.0	183.6
Income tax expense	(7.3)	—	(3.4)	(7.0)	(5.1)
NET INCOME	333.2	30.4	129.2	369.0	178.5
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(4.4)	(0.3)	(2.1)	(4.9)	(2.9)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(1.7)	(1.3)	(0.2)	(5.0)	(2.1)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$327.1	$28.8	$126.9	$359.1	$173.5
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$2.20	$0.19	$0.86	$2.41	$1.17
Diluted earnings per share attributable to Rayonier Inc.	$2.15	$0.19	$0.85	$2.39	$1.17

Pro forma net income per share (a)	$0.27	$0.12	$0.17	$0.47	$0.36

Weighted Average Common Shares used for determining
Basic EPS	148,895,111	148,984,534	148,296,110	148,839,858	148,046,673
Diluted EPS (b)	154,425,650	151,292,994	151,173,460	152,095,503	151,067,195

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. The incremental weighted average number of shares used for determining diluted EPS for the three and twelve months ended December 31, 2024 also include 3,290,617 and 827,150, respectively, of contingently issuable shares from an additional dividend of $1.80 per share, which was declared on December 2, 2024. As of December 31, 2024, there were 148,536,643 common shares and 1,986,319 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2024 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$323.2	$207.7
Restricted cash, current	19.4	—
Assets held for sale	5.4	9.9
Other current assets	89.0	99.3
Timber and timberlands, net of depletion and amortization	2,724.1	3,004.3
Higher and better use timberlands and real estate development investments	109.6	105.6
Property, plant and equipment	37.6	46.1
Less - accumulated depreciation	(19.2)	(19.1)
Net property, plant and equipment	18.4	27.0
Restricted cash, non-current	0.7	0.7
Right-of-use assets	82.6	95.5
Other assets	102.0	97.6
	$3,474.4	$3,647.6
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	19.4	—
Dividend and distribution payable	271.8	30.1
Other current liabilities	97.5	110.2
Long-term debt	1,089.8	1,365.8
Long-term lease liability	76.3	87.7
Other non-current liabilities	87.3	94.5
Noncontrolling interests in the operating partnership	51.8	81.7
Total Rayonier Inc. shareholders’ equity	1,769.3	1,860.5
Noncontrolling interests in consolidated affiliates	11.2	17.1
Total shareholders’ equity	1,780.5	1,877.6
	$3,474.4	$3,647.6

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2024 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2022	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	(0.1)	—	—	—	(0.1)
Net income	—	—	176.4	—	2.1	178.5
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(2.9)	—	—	(2.9)
Dividends ($1.34 per share) (a)	—	—	(199.5)	—	—	(199.5)
Issuance of shares under incentive stock plans	380,080	0.1	—	—	—	0.1
Stock-based incentive compensation	—	14.0	—	—	—	14.0
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(2.4)	—	—	(2.4)
Other (b)	636,006	20.7	—	(11.2)	(0.3)	9.2
Balance, December 31, 2023	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Net income	—	—	364.0	—	5.0	369.0
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(4.9)	—	—	(4.9)
Dividends ($2.94 per share) (a)	—	—	(438.6)	—	—	(438.6)
Issuance of shares under incentive stock plans	399,929	—	—	—	—	—
Stock-based incentive compensation	—	14.2	—	—	—	14.2
Repurchase of common shares made under repurchase program	(488,017)	—	(14.7)	—	—	(14.7)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	13.2	—	—	13.2
Other (b)	325,614	10.6	—	(35.0)	(10.9)	(35.3)
Balance, December 31, 2024	148,536,643	$1,522.5	$257.2	($10.4)	$11.2	$1,780.5
(a)    The year ended December 31, 2024 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The dividend was payable January 30, 2025, to shareholders of record on December 12, 2024. The year ended December 31, 2023 includes an additional cash dividend of $0.20 per common share. The dividend was payable January 12, 2024, to shareholders of record on December 29, 2023.
(b) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plan adjustments, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the Operating Partnership. The year ended December 31, 2024 and December 31, 2023 also includes the redemption of 457,579 and 764,929 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2024 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2024	2023
Cash provided by operating activities:
Net income	$369.0	$178.5
Depreciation, depletion and amortization	140.2	158.2
Non-cash cost of land and improved development	44.4	29.8
Timber write-offs resulting from casualty events	—	2.3
Gain on large dispositions of timberlands	(291.1)	(105.1)
Stock-based incentive compensation expense	14.2	14.0
Deferred income taxes	2.6	0.3
Other items to reconcile net income to cash provided by operating activities	5.5	15.2
Changes in working capital and other assets and liabilities	(23.2)	5.2
	261.6	298.4
Cash provided by investing activities:
Capital expenditures	(79.8)	(81.4)
Real estate development investments	(25.8)	(23.1)
Purchase of timberlands	(22.8)	(14.1)
Net proceeds from large dispositions of timberlands	484.8	239.9
Other	(2.4)	2.8
	354.0	124.1
Cash used for financing activities:
Net decrease in debt	(250.0)	(150.0)
Dividends paid (a)	(200.6)	(170.0)
Distributions to noncontrolling interests in the Operating Partnership (b)	(2.8)	(3.0)
Proceeds from the issuance of common shares under incentive stock plan	—	0.1
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	(0.1)
Repurchase of common shares made under repurchase program	(14.7)	—
Distributions to noncontrolling interests in consolidated affiliates	(7.1)	(1.7)
Other	(4.2)	(4.2)
	(479.4)	(328.9)
Effect of exchange rate changes on cash and restricted cash	(1.4)	(0.6)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	134.8	93.0
Balance, beginning of year	208.4	115.4
Balance, end of year	$343.2	$208.4
(a)The year ended December 31, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(b)The year ended December 31, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2024 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Sales
Southern Timber	$59.1	$62.0	$60.0	$250.4	$264.1
Pacific Northwest Timber	24.1	27.2	28.1	100.8	124.1
New Zealand Timber	72.4	66.8	60.0	238.6	235.5
Real Estate	567.2	30.1	310.5	643.8	390.0
Trading	3.6	9.0	8.9	29.6	43.7
Intersegment Eliminations	—	(0.1)	(0.1)	(0.2)	(0.5)
Sales	$726.3	$195.0	$467.4	$1,263.0	$1,056.9

Pro forma sales (a)
Southern Timber	$59.1	$62.0	$60.0	$250.4	$264.1
Pacific Northwest Timber	24.1	27.2	28.1	100.8	124.1
New Zealand Timber	72.4	66.8	60.0	238.6	235.5
Real Estate	72.2	30.1	68.3	148.8	147.8
Trading	3.6	9.0	8.9	29.6	43.7
Intersegment Eliminations	—	(0.1)	(0.1)	(0.2)	(0.5)
Pro forma sales	$231.3	$195.0	$225.2	$768.0	$814.7

Operating income (loss)
Southern Timber	$18.0	$19.8	$13.7	$77.9	$76.3
Pacific Northwest Timber	(1.3)	0.8	(2.5)	(6.3)	(9.0)
New Zealand Timber	14.2	8.9	6.8	33.5	26.0
Real Estate	326.1	8.6	137.9	340.4	156.6
Trading	(0.1)	(0.1)	0.1	(0.1)	0.5
Corporate and Other	(10.6)	(10.5)	(10.8)	(42.9)	(39.1)
Operating income	$346.2	$27.6	$145.2	$402.5	$211.3

Pro forma operating income (loss) (a)
Southern Timber	$18.0	$19.8	$13.7	$77.9	$76.3
Pacific Northwest Timber	(1.3)	0.8	(2.5)	(6.3)	(9.0)
New Zealand Timber	14.2	8.9	6.8	33.5	28.3
Real Estate	35.0	8.6	32.8	49.3	51.5
Trading	(0.1)	(0.1)	0.1	(0.1)	0.5
Corporate and Other	(9.4)	(9.6)	(10.8)	(40.2)	(39.1)
Pro forma operating income	$56.3	$28.5	$40.1	$114.1	$108.5

Adjusted EBITDA (a)
Southern Timber	$34.7	$37.9	$32.0	$151.3	$156.2
Pacific Northwest Timber	6.0	8.7	6.2	25.4	27.9
New Zealand Timber	20.0	14.6	12.1	53.8	50.0
Real Estate	63.4	19.9	53.5	106.8	99.3
Trading	(0.1)	(0.1)	0.1	(0.1)	0.5
Corporate and Other	(9.0)	(9.2)	(10.3)	(38.4)	(37.4)
Adjusted EBITDA	$115.1	$71.8	$93.7	$298.8	$296.5
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2024 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2024	2023
Cash Provided by Operating Activities	$261.6	$298.4
Working capital and other balance sheet changes	9.9	(32.4)
Net recovery on legal settlements (a)	(8.0)	(20.7)
Capital expenditures (b)	(79.8)	(81.4)
Cash Available for Distribution (c)	$183.7	$163.9

Net Income	$369.0	$178.5
Interest, net and miscellaneous income (d)	27.8	45.9
Income tax expense (e)	7.0	5.1
Depreciation, depletion and amortization	140.2	158.2
Non-cash cost of land and improved development	44.4	29.8
Non-operating income (f)	(1.3)	(18.3)
Costs related to disposition initiatives (g)	1.6	—
Restructuring charges (h)	1.1	—
Timber write-offs resulting from casualty events (i)	—	2.3
Large Dispositions (j)	(291.1)	(105.1)
Adjusted EBITDA (k)	$298.8	$296.5
Cash interest paid, net (l)	(29.4)	(46.3)
Cash taxes paid	(5.9)	(4.8)
Capital expenditures (b)	(79.8)	(81.4)
Cash Available for Distribution (c)	$183.7	$163.9

Cash Available for Distribution (c)	$183.7	$163.9
Real estate development investments	(25.8)	(23.1)
Cash Available for Distribution after real estate development investments	$157.9	$140.8

PRO FORMA SALES (m):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2024
Sales	$59.1	$24.1	$72.4	$567.2	$3.6	—	$726.3
Large Dispositions (j)	—	—	—	(495.0)	—	—	(495.0)
Pro forma sales	$59.1	$24.1	$72.4	$72.2	$3.6	—	$231.3

September 30, 2024
Sales	$62.0	$27.2	$66.8	$30.1	$9.0	($0.1)	$195.0
Pro forma sales	$62.0	$27.2	$66.8	$30.1	$9.0	($0.1)	$195.0

December 31, 2023
Sales	$60.0	$28.1	$60.0	$310.5	$8.9	($0.1)	$467.4
Large Dispositions (j)	—	—	—	(242.2)	—	—	(242.2)
Pro forma sales	$60.0	$28.1	$60.0	$68.3	$8.9	($0.1)	$225.2

F

PRO FORMA SALES (m):
Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2024
Sales	$250.4	$100.8	$238.6	$643.8	$29.6	($0.2)	$1,263.0
Large Dispositions (j)	—	—	—	(495.0)	—	—	(495.0)
Pro forma sales	$250.4	$100.8	$238.6	$148.8	$29.6	($0.2)	$768.0

December 31, 2023
Sales	$264.1	$124.1	$235.5	$390.0	$43.7	($0.5)	$1,056.9
Large Dispositions (j)	—	—	—	(242.2)	—	—	(242.2)
Pro forma sales	$264.1	$124.1	$235.5	$147.8	$43.7	($0.5)	$814.7

PRO FORMA NET INCOME (n):
	Three Months Ended						Year Ended
	December 31, 2024		September 30, 2024		December 31, 2023		December 31, 2024		December 31, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$327.1	$2.15	$28.8	$0.19	$126.9	$0.85	$359.1	$2.39	$173.5	$1.17
Large Dispositions (j)	(291.1)	(1.88)	—	—	(105.1)	(0.70)	(291.1)	(1.91)	(105.1)	(0.70)
Restructuring charges (h)	1.1	0.01	—	—	—	—	1.1	0.01	—	—
Net cost (recovery) on legal settlements (a)	1.6	0.01	(12.0)	(0.08)	(0.2)	—	(8.0)	(0.05)	(20.7)	(0.14)
Gain from terminated cash flow hedge (o)	(1.6)	(0.01)	—	—	—	—	(1.6)	(0.01)	—	—
Costs related to disposition initiatives (g)	—	—	0.9	0.01	—	—	1.6	0.01	—	—
Pension settlement charges, net of tax (p)	—	—	0.3	—	2.0	0.01	4.8	0.03	2.0	0.01
Timber write-offs resulting from casualty events (i)	—	—	—	—	—	—	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests (q)	3.9	—	0.1	—	1.7	—	3.9	—	1.5	—
Pro Forma Net Income	$41.1	$0.27	$18.1	$0.12	$25.4	$0.17	$69.9	$0.47	$53.5	$0.36

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (r) (k):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2024
Operating income (loss)	$18.0	($1.3)	$14.2	$326.1	($0.1)	($10.6)	$346.2
Large Dispositions (j)	—	—	—	(291.1)	—	—	(291.1)
Restructuring charges (h)	—	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$18.0	($1.3)	$14.2	$35.0	($0.1)	($9.4)	$56.3
Depreciation, depletion and amortization	16.7	7.4	5.9	3.2	—	0.5	33.6
Non-cash cost of land and improved development	—	—	—	25.2	—	—	25.2
Adjusted EBITDA	$34.7	$6.0	$20.0	$63.4	($0.1)	($9.0)	$115.1

September 30, 2024
Operating income (loss)	$19.8	$0.8	$8.9	$8.6	($0.1)	($10.5)	$27.6
Costs related to disposition initiatives (g)	—	—	—	—	—	0.9	0.9
Pro forma operating income (loss)	$19.8	$0.8	$8.9	$8.6	($0.1)	($9.6)	$28.5
Depreciation, depletion and amortization	18.1	7.8	5.6	1.5	—	0.4	33.5
Non-cash cost of land and improved development	—	—	—	9.8	—	—	9.8
Adjusted EBITDA	$37.9	$8.7	$14.6	$19.9	($0.1)	($9.2)	$71.8

December 31, 2023
Operating income (loss)	$13.7	($2.5)	$6.8	$137.9	$0.1	($10.8)	$145.2
Large Dispositions (j)	—	—	—	(105.1)	—	—	(105.1)
Pro forma operating income (loss)	$13.7	($2.5)	$6.8	$32.8	$0.1	($10.8)	$40.1
Depreciation, depletion and amortization	18.3	8.7	5.3	11.1	—	0.5	44.0
Non-cash cost of land and improved development	—	—	—	9.6	—	—	9.6
Adjusted EBITDA	$32.0	$6.2	$12.1	$53.5	$0.1	($10.3)	$93.7

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (r) (k):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2024
Operating income (loss)	$77.9	($6.3)	$33.5	$340.4	($0.1)	($42.9)	$402.5
Costs related to disposition initiatives (g)	—	—	—	—	—	1.6	1.6
Large Dispositions (j)	—	—	—	(291.1)	—	—	(291.1)
Restructuring charges (h)	—	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$77.9	($6.3)	$33.5	$49.3	($0.1)	($40.2)	$114.1
Depreciation, depletion and amortization	73.4	31.7	20.3	13.1	—	1.8	140.2
Non-cash cost of land and improved development	—	—	—	44.4	—	—	44.4
Adjusted EBITDA	$151.3	$25.4	$53.8	$106.8	($0.1)	($38.4)	$298.8

December 31, 2023
Operating income (loss)	$76.3	($9.0)	$26.0	$156.6	$0.5	($39.1)	$211.3
Timber write-offs resulting from casualty events (i)	—	—	2.3	—	—	—	2.3
Large Dispositions (j)	—	—	—	(105.1)	—	—	(105.1)
Pro forma operating income (loss)	$76.3	($9.0)	$28.3	$51.5	$0.5	($39.1)	$108.5
Depreciation, depletion and amortization	80.0	36.9	21.7	18.0	—	1.7	158.2
Non-cash cost of land and improved development	—	—	—	29.8	—	—	29.8
Adjusted EBITDA	$156.2	$27.9	$50.0	$99.3	$0.5	($37.4)	$296.5

(a)“Net cost (recovery) on legal settlements” reflects the net loss (gain) from litigation regarding insurance claims.
(b)“Capital expenditures” exclude timberland acquisitions of $22.8 million and $14.1 million during the twelve months ended December 31, 2024 and December 31, 2023, respectively.
(c)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)The twelve months ended December 31, 2024 includes a $1.6 million gain from a terminated cash flow hedge.
F

(e)The twelve months ended December 31, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(f)The twelve months ended December 31, 2024 includes $8.0 million of net recoveries associated with legal settlements, which is partially offset by $6.0 million of pension settlement charges. The twelve months ended December 31, 2023 includes $20.7 million of net recoveries associated with legal settlements, which is partially offset by $2.0 million of pension settlement charges.
(g)“Costs related to disposition initiatives” include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
(h)“Restructuring charges” include severance costs related to workforce optimization initiatives.
(i)“Timber write-offs resulting from casualty events” includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(j)“Large Dispositions” are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(k)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income, costs related to disposition initiatives, restructuring charges, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(l)“Cash interest paid, net” is presented net of patronage refunds received of $8.3 million and $6.2 million during the twelve months ended December 31, 2024 and December 31, 2023, respectively. In addition, cash interest paid, net is presented net of cash interest received of $9.2 million and $2.4 million during the twelve months ended December 31, 2024 and December 31, 2023, respectively.
(m)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(n)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net costs (recoveries) associated with legal settlements, costs related to disposition initiatives, restructuring charges, gain from terminated cash flow hedge, pension settlement charges, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(o)“Gain from terminated cash flow hedge" is the mark to market gain recognized in earnings when the hedged cash flows will no longer occur.
(p)“Pension settlement charges, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s pension plans.
(q)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(r)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for costs related to disposition initiatives, restructuring charges, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
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RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2024 (unaudited)

ADJUSTED EBITDA GUIDANCE (a):

	2025 Guidance
	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$83.2	-	$105.1
Less: Net income attributable to noncontrolling interests	(3.2)	-	(3.9)
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(1.0)	-	(1.3)
Net income attributable to Rayonier Inc.	$79.0	-	$99.9

Interest expense, net	28.3	-	28.8
Interest and other miscellaneous income, net	(10.0)	-	(12.0)
Income tax expense	7.0	-	8.1
Depreciation, depletion and amortization	122.5	-	129.0
Non-cash cost of land and improved development	39.0	-	41.0
Net income attributable to noncontrolling interests	4.2	-	5.2
Adjusted EBITDA	$270.0	-	$300.0

Diluted Earnings per Share	$0.51	-	$0.64
(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company's ongoing operating results.

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